Ex. 99.2

                            INDIANA GAS COMPANY, INC.
                                REPORTING PACKAGE

                      For the year ended December 31, 2004

                                    Contents
                                                                            Page
                                                                          Number

      Audited Financial Statements
       Report of Independent Registered Public Accounting Firm               1
       Balance Sheets                                                       2-3
       Statements of Income                                                  4
       Statements of Cash Flows                                              5
       Statements of Common Shareholder's Equity                             6
      Notes to Financial Statements                                          7
      Results of Operations                                                  20
      Selected Operating Statistics                                          22



                              Basis of Presentation

These annual financial statements should be read in conjunction with the audited annual consolidated financial statements and the notes thereto of Vectren Corporation (Vectren) and Vectren Utility Holdings, Inc. (VUHI), the parent companies of Indiana Gas, filed on Form 10-K for the year ended December 31, 2004. Vectren and VUHI make available their Securities and Exchange Commission filings and recent annual reports free of charge through its website at www.vectren.com.

                              Frequently Used Terms

AFUDC: allowance for funds used during    MCF/MMCF/BCF: thousands/millions/
  construction                               billions of cubic feet
APB: Accounting Principles Board          MDth/MMDth: thousands/millions of
                                             dekatherms
EITF: Emerging Issues Task Force          OUCC: Indiana Office of the Utility
                                             Consumer Counselor
FASB: Financial Accounting Standards      SFAS: Statement of Financial
  Board                                      Accounting Standards
FERC: Federal Energy Regulatory           USEPA: United States Environmental
  Commission                                 Protection Agency
IDEM: Indiana Department of               Throughput: combined gas sales and gas
  Environmental Management                   transportation volumes
IURC: Indiana Utility Regulatory Commission

                           INDEPENDENT AUDITORS'REPORT


To the Shareholder and Board of Directors of Indiana Gas Company, Inc.: We have audited the accompanying balance sheets of Indiana Gas Company, Inc. (the "Company") as of December 31, 2004 and 2003, and the related statements of income, common shareholder's equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Indiana Gas Company, Inc. as of December 31, 2004 and 2003, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.


/s/ DELOITTE & TOUCHE LLP
-----------------------------------------------
DELOITTE & TOUCHE LLP
Indianapolis, Indiana
February 23, 2005

FINANCIAL STATEMENTS

                            INDIANA GAS COMPANY, INC.
                                 BALANCE SHEETS
                                 (In thousands)






--------------------------------------------------------------------------------
                                                          December 31,
                                                    2004                 2003
--------------------------------------------------------------------------------

                                     ASSETS

Utility Plant
  Original cost                                  $ 1,251,508         $ 1,200,665
  Less:  accumulated depreciation &
         amortization                                424,118             404,680
--------------------------------------------------------------------------------
      Net utility plant                              827,390             795,985
--------------------------------------------------------------------------------

Current Assets
  Cash & cash equivalents                              1,624               2,856
  Accounts receivable - less reserves of $447 &
     $1,940, respectively                             58,554              45,079
  Receivables due from other Vectren companies           234                   5
  Accrued unbilled revenues                           86,334              63,582
  Inventories                                         14,074              15,631
  Recoverable fuel & natural gas costs                13,728              16,140
  Prepayments & other current assets                  66,442              70,157
--------------------------------------------------------------------------------
      Total current assets                           240,990             213,450
--------------------------------------------------------------------------------

Investment in the Ohio operations                    220,779             222,020
Other investments                                      3,050               2,930
Non-utility property - net                               152                 202
Regulatory assets                                     19,890              21,237
Other assets                                           3,123               3,158
--------------------------------------------------------------------------------
TOTAL ASSETS                                     $ 1,315,374         $ 1,258,982
================================================================================





   The accompanying notes are an integral part of these financial statements.

                            INDIANA GAS COMPANY, INC.
                                 BALANCE SHEETS
                                 (In thousands)



                                                          December 31,
                                                    2004                 2003
--------------------------------------------------------------------------------

                  LIABILITIES & SHAREHOLDER'S EQUITY

Capitalization
  Common Shareholder's Equity
      Common stock (no par value)                     $ 367,995        $ 367,995
      Retained earnings                                  86,582           88,650
--------------------------------------------------------------------------------
         Total common shareholder's equity              454,577          456,645
--------------------------------------------------------------------------------
  Long-term debt payable to third parties - net of
      current maturities & debt subject to tender       167,417          196,417
  Long-term debt payable to VUHI                        184,448          184,448
--------------------------------------------------------------------------------
         Total capitalization                           806,442          837,510
--------------------------------------------------------------------------------

Commitments & Contingencies (Notes 3, 4, 7, 8 & 9)

Current Liabilities
  Accounts payable                                       32,111           22,973
  Accounts payable to affiliated companies               62,549           51,005
  Payables to other Vectren companies                     6,957            5,389
  Accrued liabilities                                    48,072           36,530
  Short-term borrowings payable to VUHI                 109,211           63,974
  Current maturities of long-term debt                        -           15,000
  Long-term debt subject to tender                       10,000            3,500
--------------------------------------------------------------------------------
         Total current liabilities                      268,900          198,371
--------------------------------------------------------------------------------

Deferred Income Taxes & Other Liabilities
  Deferred income taxes                                  75,576           63,890
  Regulatory liabilities                                132,825          123,646
  Deferred credits & other liabilities                   31,631           35,565
--------------------------------------------------------------------------------
        Total deferred credits & other liabilities      240,032          223,101
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
TOTAL LIABILITIES & SHAREHOLDER'S EQUITY            $ 1,315,374       $1,258,982
================================================================================



   The accompanying notes are an integral part of these financial statements.

                            INDIANA GAS COMPANY, INC.
                              STATEMENTS OF INCOME
                                 (In thousands)



                                                        For the Years Ended
                                                            December 31,
--------------------------------------------------------------------------------
                                                       2004              2003
--------------------------------------------------------------------------------

OPERATING REVENUES                                   $ 686,103         $ 668,214
COST OF GAS                                            474,452           450,674
--------------------------------------------------------------------------------
          GAS OPERATING MARGIN                         211,651           217,540
--------------------------------------------------------------------------------
OPERATING EXPENSES
  Other operating                                       89,820            85,814
  Depreciation & amortization                           45,049            43,250
  Income taxes                                          10,915            16,054
  Taxes other than income taxes                         18,453            16,899
--------------------------------------------------------------------------------
          Total operating expenses                     164,237           162,017
--------------------------------------------------------------------------------
OPERATING INCOME (LOSS)                                 47,414            55,523

OTHER INCOME (EXPENSE)
  Equity in earnings (losses) of the
      Ohio operations - net of tax                       7,207             5,817
  Other income (expense) - net                           (832)             (728)
--------------------------------------------------------------------------------
          Total other income (expense)                   6,375             5,089
--------------------------------------------------------------------------------
Interest expense                                        29,353            29,081
--------------------------------------------------------------------------------
NET INCOME (LOSS)                                     $ 24,436          $ 31,531
================================================================================















   The accompanying notes are an integral part of these financial statements.

                            INDIANA GAS COMPANY, INC.
                            STATEMENTS OF CASH FLOWS
                                 (In thousands)


                                             For the Years Ended December 31,
--------------------------------------------------------------------------------
                                                           2004          2003
--------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                           $  24,436       $  31,531
  Adjustments to reconcile net income to cash
    from operating activities:
      Depreciation & amortization                         45,049          43,250
      Deferred income taxes & investment tax
        credits                                           11,252          15,483
      Pension & postretirement periodic benefit
        cost                                               1,588           1,549
      Equity in earnings of the Ohio operations -
        net of tax                                        (7,207)        (5,817)
      Other non-cash charges - net                         6,696           6,531
      Changes in working capital accounts:
          Accounts receivable, including due from
             Vectren companies & accrued unbilled
             revenue                                     (42,059)        (2,347)
          Inventories                                      1,104         (2,345)
          Recoverable fuel & natural gas costs             2,412         (5,899)
          Prepayments & other current assets               3,827        (33,179)
          Accounts payable, including to Vectren
             companies & affiliated companies             22,250        (40,434)
          Accrued liabilities                             10,868           5,605
      Changes in noncurrent assets                          (362)          1,049
      Changes in noncurrent liabilities                   (5,822)        (4,830)
--------------------------------------------------------------------------------
        Net cash flows from operating activities          74,032          10,147
--------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from:
      Additional capital contribution                          -         125,000
      Long-term term debt payable to VUHI                      -          37,140
  Requirements for:
      Retirement of long-term debt, including premiums
        paid                                             (37,500)       (53,432)
      Dividend to parent                                 (26,504)       (21,942)
      Net change in short-term borrowings, including
       from VUHI                                          45,237        (44,208)
--------------------------------------------------------------------------------
        Net cash flows from financing activities         (18,767)         42,558
--------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from:
      Distributions from Ohio operations                   8,448           4,214
  Requirements for :
      Capital expenditures                               (64,945)       (57,792)
--------------------------------------------------------------------------------
        Net cash flows from investing activities         (56,497)       (53,578)
--------------------------------------------------------------------------------
Cash, cash equivalents, & invested cash with other Vectren companies:
Net increase (decrease)                                   (1,232)          (873)
At beginning of period                                     2,856           3,729
--------------------------------------------------------------------------------
At end of period                                         $ 1,624         $ 2,856
================================================================================

Cash paid during the year for:
      Interest                                          $ 28,087        $ 29,591
      Income taxes                                        17,342          23,120



   The accompanying notes are an integral part of these financial statements.

                            INDIANA GAS COMPANY, INC.
                    STATEMENTS OF COMMON SHAREHOLDER'S EQUITY
                                 (In thousands)


                                               Common      Retained
                                               Stock       Earnings        Total
--------------------------------------------------------------------------------
Balance at January 1, 2003                  $ 242,995       $ 79,061   $ 322,056

Net income & comprehensive income                             31,531      31,531
Common stock:
    Additional capital contribution           125,000                    125,000
    Dividends to parent                                      (21,942)   (21,942)
--------------------------------------------------------------------------------
Balance at December 31, 2003                $ 367,995       $ 88,650   $ 456,645

Net income & comprehensive income                             24,436      24,436
Common stock:
    Dividends to parent                                      (26,504)   (26,504)
--------------------------------------------------------------------------------
Balance at December 31, 2004                $ 367,995       $ 86,582   $ 454,577
================================================================================





   The accompanying notes are an integral part of these financial statements.

                            INDIANA GAS COMPANY, INC.
                        NOTES TO THE FINANCIAL STATEMENTS

1.  Organization and Nature of Operations

Indiana Gas Company, Inc. (the Company or Indiana Gas), an Indiana corporation, provides energy delivery services to approximately 555,000 natural gas customers located in central and southern Indiana. Indiana Gas is a direct, wholly owned subsidiary of Vectren Utility Holdings, Inc. (VUHI). VUHI is a direct, wholly owned subsidiary of Vectren Corporation (Vectren). Indiana Gas generally does business as Vectren Energy Delivery of Indiana, Inc. Vectren is an energy and applied technology holding company headquartered in Evansville, Indiana.

Investment in the Ohio  Operations
The Company holds a 47% interest in the Ohio operations and the remaining 53% is held by Vectren Energy Delivery of Ohio, Inc. (VEDO). VEDO is also a wholly owned subsidiary of Vectren. The Ohio operations provide energy delivery services to approximately 315,000 natural gas customers located near Dayton in west central Ohio. VEDO is the operator of the assets.

Indiana Gas' ownership is accounted for using the equity method in accordance with APB Opinion No. 18, "The Equity Method of Accounting for Investments in Common Stock" and is included in investment in the Ohio operations, and its interest in the results of operations is included in equity in earnings of the Ohio operations. Additional information on the Company's investment in the Ohio operations is included in Note 3.

2. Summary of Significant Accounting Policies

A. Cash & Cash Equivalents
All highly liquid investments with an original maturity of three months or less at the date of purchase are considered cash equivalents.

B. Inventories
Inventories consist of the following:
                                                         At December 31,
--------------------------------------------------------------------------------
(In thousands)                                       2004               2003
--------------------------------------------------------------------------------
Gas in storage - at LIFO cost                         $ 11,138          $ 13,335
Materials & supplies                                     1,914                 -
Other                                                    1,022             2,296
--------------------------------------------------------------------------------
       Total inventories                              $ 14,074          $ 15,631
================================================================================


Based on the average cost of gas purchased during December, the cost of replacing gas in storage carried at LIFO cost exceeded LIFO cost at December 31, 2004, and 2003, by approximately $26 million and $22 million, respectively. All other inventories are carried at average cost.

C. Utility Plant & Depreciation
Utility plant is stated at historical cost, including AFUDC. Depreciation of utility property is provided using the straight-line method over the estimated service lives of the depreciable assets.

The original cost of utility plant, together with depreciation rates expressed as a percentage of original cost, follows:

                                           At & For the Year Ended December 31,
-------------------------------------------------------------------------------------------
(In thousands)                          2004                           2003
-------------------------------------------------------------------------------------------

                                               Depreciation                  Depreciation
                                               Percent of                    Percent of
                                  Original     Original       Original       Original
                                  Cost         Cost           Cost           Cost
-------------------------------------------------------------------------------------------
Utility plant                  $ 1,214,245       3.7%        $ 1,164,699         3.9%
Construction work in progress       37,263         -              35,966            -
-------------------------------------------------------------------------------------------
       Total original cost     $ 1,251,508                   $ 1,200,665
===========================================================================================



AFUDC represents the cost of borrowed and equity funds used for construction purposes and is charged to construction work in progress during the construction period and is included in Other - net in the Statements of Income. The total AFUDC capitalized into utility plant and the portion of which was computed on borrowed and equity funds for all periods reported follows:

                                                  Year Ended December 31,
-------------------------------------------------------------------------
(In thousands)                                     2004             2003
-------------------------------------------------------------------------
AFUDC - borrowed funds                            $ 230            $ 106
AFUDC - equity funds                                125               19
-------------------------------------------------------------------------
      Total AFUDC capitalized                     $ 355            $ 125
=========================================================================



Maintenance and repairs, including the cost of removal of minor items of property and planned major maintenance projects, are charged to expense as incurred unless deferral is authorized by a rate order. When property that represents a retirement unit is replaced or removed, the cost of such property is charged to Utility plant, with an offsetting charge to Accumulated depreciation, and Regulatory liabilities for the cost of removal.

D. Impairment Review of Long-Lived Assets
Long-lived assets are reviewed as facts and circumstances indicate that the carrying amount may be impaired. This review is performed in accordance with SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS 144). SFAS 144 establishes one accounting model for all impaired long-lived assets and long-lived assets to be disposed of by sale or otherwise. SFAS 144 requires the evaluation for impairment involve the comparison of an asset's carrying value to the estimated future cash flows the asset is expected to generate over its remaining life. If this evaluation were to conclude that the carrying value of the asset is impaired, an impairment charge would be recorded based on the difference between the asset's carrying amount and its fair value (less costs to sell for assets to be disposed of by sale) as a charge to operations or discontinued operations.

E. Regulation
SFAS 71
Retail public utility operations affecting Indiana customers are subject to regulation by the IURC. The Company's accounting policies give recognition to the rate-making and accounting practices of these agencies and to accounting principles generally accepted in the United States, including the provisions of SFAS No. 71 "Accounting for the Effects of Certain Types of Regulation" (SFAS
71). Regulatory assets represent probable future revenues associated with certain incurred costs, which will be recovered from customers through the rate-making process. Regulatory liabilities represent probable expenditures by the Company for removal costs or future reductions in revenues associated with amounts that are to be credited to customers through the rate-making process.

The Company assesses the recoverability of costs recognized as regulatory assets and the ability to continue to account for its activities based on the criteria set forth in SFAS 71. Based on current regulation, the Company believes such accounting is appropriate. If all or part of the Company's operations cease to meet the criteria of SFAS 71, a write-off of related regulatory assets and liabilities could be required. In addition, the Company would be required to determine any impairment to the carrying value of its utility plant and other regulated assets.

Regulatory assets consist of the following:
                                                          At December 31,
--------------------------------------------------------------------------------
(In thousands)                                        2004               2003
--------------------------------------------------------------------------------
Future amounts recoverable from ratepayers:
       Income taxes                                  $ 8,176             $ 8,915
       Rate case expenses                                548                   -
       Other                                               -                 113
--------------------------------------------------------------------------------
                                                       8,724               9,028
Amounts deferred for future recovery:
       Other                                             290                   -

Amounts currently recovered through base rates:
       Unamortized debt issue costs & premiums
           paid to reacquire debt                     10,876              12,209

--------------------------------------------------------------------------------
       Total regulatory assets                      $ 19,890            $ 21,237
================================================================================


The $10.9 million currently being recovered through base rates is earning a return with a weighted average recovery period of 10.5 years. The Company has rate orders for deferred costs not yet in rates and therefore believes that future recovery is probable.

Cost of Removal and SFAS 143
The Company collects an estimated cost of removal of its utility plant through depreciation rates established by regulatory proceedings. The Company records amounts expensed in advance of payments as a regulatory liability because the liability does not meet the threshold of a legal asset retirement obligation
(ARO) as defined by SFAS No. 143, "Accounting for Asset Retirement Obligations" (SFAS 143). At December 31, 2004, and 2003, such removal costs approximated $133 million and $124 million, respectively.

SFAS 143 requires entities to record the fair value of a liability for a legal ARO in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss. To the extent regulation is involved, such gain or loss may be deferred. The Company adopted this statement on January 1, 2003. The adoption was not material to the Company's results of operations.

Refundable or Recoverable Gas Costs
All metered gas rates contain a gas cost adjustment clause that allows the Company to charge for changes in the cost of purchased gas. The Company records any under-or-over-recovery resulting from gas adjustment clauses each month in revenues. A corresponding asset or liability is recorded until the under-or-over-recovery is billed or refunded to utility customers. The cost of gas sold is charged to operating expense as delivered to customers.

F. Revenues
Revenues are recorded as products and services are delivered to customers. To more closely match revenues and expenses, the Company records revenues for all gas delivered to customers but not billed at the end of the accounting period.

G. Utility Receipts Taxes
A portion of utility receipts taxes are included in rates charged to customers. Accordingly, the Company records these taxes received as a component of Operating revenues. Utility receipts taxes paid are recorded as a component of Taxes other than income taxes.

H. Earnings Per Share
Earnings per share are not presented as Indiana Gas' common stock is wholly owned by Vectren Utility Holdings, Inc.

I. Other Significant Policies
Included elsewhere in these notes are significant accounting policies related to the investment in the Ohio operations (Note 3), intercompany allocations and income taxes (Note 4) and derivatives (Note 10).

J. Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

3. Investment in the Ohio Operations

The Company's investment in the Ohio operations is accounted for using the equity method of accounting, and the investment is periodically examined for other than temporary declines in value. The Company's share of the Ohio operations after tax earnings is recorded in equity in earnings of the Ohio operations. Because the Ohio operations is responsible for its income taxes and is also within Vectren's consolidated tax group, no additional tax provision for these earnings is included in these financial statements. Dividends are recorded as a reduction of the carrying value of the investment when received. Goodwill which is a component of the Company's net investment is accounted for in accordance with SFAS No. 142, "Goodwill and Other Intangible Assets" (SFAS 142). SFAS 142 uses an impairment-only approach to account for the effect of goodwill on the operating results.

Following is summarized financial data of the Ohio operations:

                                                    Year Ended December 31,
--------------------------------------------------------------------------------
(In thousands)                                       2004              2003
--------------------------------------------------------------------------------
     Operating revenues                           $ 329,729            $ 341,362
     Gas operating margin                           104,020              102,998
     Operating income                                15,600               11,759
     Net income                                      15,334               12,376

                                                           At December 31,
--------------------------------------------------------------------------------
(In thousands)                                       2004              2003
--------------------------------------------------------------------------------
     Net utility plant                            $ 285,244            $ 267,968
     Current assets                                 142,341              130,708
     Goodwill - net                                 199,457              199,457
     Other non-current assets                         9,826                9,970
--------------------------------------------------------------------------------
     Total assets                                 $ 636,868            $ 608,103
================================================================================

     Owners' net investment                       $ 431,619            $ 434,401
     Current liabilities                            110,263               93,049
     Noncurrent liabilities                          94,986               80,653
--------------------------------------------------------------------------------
     Total liabilities & owners' net investment   $ 636,868            $ 608,103
================================================================================

Gas Cost Recovery (GCR) Audit Proceedings
There is an Ohio requirement that Ohio gas utilities undergo a biannual audit of their gas acquisition practices in connection with the gas cost recovery (GCR) mechanism. In the case of VEDO, a two-year audit period ended in November 2002. That audit period provided the PUCO staff its initial review of the portfolio administration arrangement between VEDO and ProLiance. The external auditor retained by the PUCO staff submitted an audit report in the fall of 2003 wherein it recommended a disallowance of approximately $7 million of previously recovered gas costs. The Company believes a large portion of the third party auditor recommendations is without merit. A hearing has been held, and the PUCO staff has recommended a $6.1 million disallowance. The Ohio Consumer Counselor has recommended an $11.5 million disallowance. For this PUCO audit period, any disallowance relating to the Company's ProLiance arrangement will be shared by the Company's joint venture partner. Based on a review of the matters, the Company has recorded $1.1 million for its estimated share of a potential disallowance. A PUCO decision on this matter is yet to be issued. The Company is also unable to determine the effects that a PUCO decision for the audit period ended in November 2002 may have on results in audit periods beginning after November 2002.

VEDO Pending Base Rate Increase Settlement
On February 4, 2005, the Company filed with the PUCO a settlement agreement that had been entered into with several parties, including the PUCO staff, in its base rate case. The Ohio Office of the Consumer Counselor (OCC) is opposing the settlement. Earlier in 2004 VEDO had filed with the PUCO a request to adjust its base rates and charges for its gas distribution business serving more than 315,000 customers located in west central Ohio. The settlement provides for a $15.7 million increase in VEDO's base distribution rates to cover the ongoing costs of operating, maintaining, and expanding the approximately 5,200-mile distribution system. The settlement increase includes $1.1 million of funding for weatherization and conservation programs for low income customers. Evidentiary hearings were completed in the case on February 9, 2005. Review and approval by the PUCO is necessary before the settlement is effective. The proposed new rate design includes a larger service charge, which will address, to some extent, earnings volatility related to weather. The settlement also permits VEDO the annual recovery of on-going costs associated with the Pipeline Safety Improvement Act of 2002. Based upon the PUCO's actions in other proceedings, the Company would expect an order near the end of the first quarter of 2005.

Ohio Uncollectible Accounts Expense Tracker
On December 17, 2003, the PUCO approved a request by VEDO and several other regulated Ohio gas utilities to establish a mechanism to recover uncollectible account expense outside of base rates. The tariff mechanism establishes an automatic adjustment procedure to track and recover these costs instead of providing the recovery of the historic amount in base rates. Through this order, VEDO received authority to defer its 2003 uncollectible accounts expense to the extent it differs from the level included in base rates. The Company estimated the difference to approximate $4 million in excess of that included in base rates, and reversed and deferred that amount for future recovery. In 2004, the Company recorded revenues of $3.3 million which is equal to the level of uncollectible accounts expense recognized for Ohio residential customers.

4. Transactions with Other Vectren Companies

Support Services and Purchases
Vectren and certain subsidiaries of Vectren provided corporate and general and administrative services to the Company including legal, technology, finance, tax, risk management, human resources, which includes charges for restricted stock compensation and for pension and other postretirement benefits not directly charged to subsidiaries. These costs have been allocated using various allocators, primarily number of employees, number of customers and/or revenues. Allocations are based on cost. Indiana Gas received corporate allocations totaling $56.7 million and $58.0 million for the years ended December 31, 2004, and 2003, respectively.

Retirement Plans and Other Postretirement Benefits
Vectren has multiple defined benefit pension plans and postretirement plans that require accounting as described in SFAS No. 87 "Employers' Accounting for Pensions" and SFAS No. 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions," respectively. An allocation of expense is determined by Vectren's actuaries, comprised of only service cost and interest on that service cost, by subsidiary based on headcount at each measurement date. These costs are directly charged to individual subsidiaries. Other components of costs (such as interest cost and asset returns) are charged to individual subsidiaries through the corporate allocation process discussed above. Neither plan assets nor the FAS 87/106 liability is allocated to individual subsidiaries since these assets and obligations are derived from corporate level decisions. Further, Vectren satisfies the future funding requirements of plans and the payment of benefits from general corporate assets. This allocation methodology is consistent with "multiemployer" benefit accounting as described in SFAS 87 and 106.

For the years ended December 31, 2004, and 2003, periodic pension costs totaling $1.3 million and $1.2 million, respectively, were directly charged by Vectren to the Company. For the years ended December 31, 2004, and 2003, other periodic postretirement benefit costs totaling $0.3 million and $0.3 million, respectively, were directly charged by Vectren to the Company. As of December 31, 2004, and 2003, $18.3 million and $22.2 million, respectively, is included in Deferred credits & other liabilities and represents expense directly charged to the Company that is yet to be funded to Vectren, and $2.4 million and $2.2 million, respectively, is included in Other assets for amounts funded in advance to Vectren.

Cash Management and Borrowing Arrangements
The Company participates in a centralized cash management program with Vectren, other wholly owned subsidiaries, and banks which permits funding of checks as they are presented. See Note 6 regarding long-term and short-term intercompany borrowing arrangements.

Share-Based Incentive Plans
In December 2004, the FASB issued Statement 123 (revised 2004), "Share-Based Payments" (SFAS 123R) that will require compensation costs related to share-based payment transactions to be recognized in the financial statements. With limited exceptions, the amount of compensation cost will be measured based on the grant-date fair value of the equity or liability instruments issued. In addition, liability awards will be remeasured each reporting period. Compensation cost will be recognized over the period that an employee provides service in exchange for the award. SFAS 123(R) replaces FASB Statement No. 123, "Accounting for Stock-Based Compensation" and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees." The effective date of SFAS 123R for the Company is July 1, 2005. SFAS 123R provides for multiple transition methods, and the Company is still evaluating potential methods for adoption. Indiana Gas does not have share-based compensation plans separate from Vectren. An insignificant number of the Company's employees participate in Vectren's share-based compensation plans. The adoption of this standard is not expected to have any material effect on the Company's operating results or financial condition.

Guarantees of Parent Company Debt
Vectren's three operating utility companies, Indiana Gas, Southern Indiana Gas and Electric Company, Inc. (SIGECO) and VEDO are guarantors of VUHI's $350 million in short-term credit facilities, of which approximately $308.0 million is outstanding at December 31, 2004, and VUHI's $550 million unsecured senior notes outstanding at December 31, 2004. The guarantees are full and unconditional and joint and several, and VUHI has no subsidiaries other than the subsidiary guarantors.

Income Taxes
Vectren and subsidiary companies file a consolidated federal income tax return. For financial reporting purposes, Indiana Gas' current and deferred tax expense is computed on a separate company basis.

A reconciliation of the federal statutory rate to the effective income tax rate follows:
                                                   Year Ended December 31,
--------------------------------------------------------------------------------
                                                           2004           2003
--------------------------------------------------------------------------------
Statutory rate                                            35.0 %          35.0 %
State & local taxes, net of federal benefit                7.4             6.4
Amortization of investment tax credit                     (3.2)           (2.2)
All other - net                                           (0.4)           (0.8)
--------------------------------------------------------------------------------
       Effective tax rate                                 38.8 %          38.4 %
================================================================================


The components of income tax expense and utilization of investment tax credits follow:

                                                Year Ended December 31,
--------------------------------------------------------------------------------
(In thousands)                                   2004             2003
--------------------------------------------------------------------------------
Current:
       Federal                                $ (1,800)         $ (3,127)
       State                                     1,463             3,698
--------------------------------------------------------------------------------
Total current taxes                               (337)              571
--------------------------------------------------------------------------------
Deferred:
       Federal                                  10,422            15,981
       State                                     1,744               423
--------------------------------------------------------------------------------
Total deferred taxes                            12,166            16,404
--------------------------------------------------------------------------------
Amortization of investment tax credits            (914)             (921)
--------------------------------------------------------------------------------
       Total income taxes                     $ 10,915          $ 16,054
================================================================================



The liability method of accounting is used for income taxes under which deferred income taxes are recognized to reflect the tax effect of temporary differences between the book and tax bases of assets and liabilities at currently enacted income tax rates. Significant components of the net deferred tax liability follow:

                                                          At December 31,
--------------------------------------------------------------------------------
 (In thousands)                                        2004                2003
--------------------------------------------------------------------------------
Non-current deferred tax liabilities (assets):
   Depreciation & cost recovery timing differences  $ 78,826           $ 66,655
   Regulatory assets recoverable through future
     rates                                            10,080             11,311
   Regulatory liabilities to be settled through
     future rates                                     (1,904)            (2,396)
   Employee benefit obligations                       (9,982)           (11,695)
   Other - net                                        (1,444)                15
--------------------------------------------------------------------------------
      Net non-current deferred tax liability          75,576             63,890
--------------------------------------------------------------------------------

Current deferred tax liability:
   Deferred fuel costs - net                           2,729              3,118
--------------------------------------------------------------------------------
      Net deferred tax liability                    $ 78,305           $ 67,008
================================================================================

At December 31, 2004, and 2003, investment tax credits totaling $3.5 million and $4.4 million, respectively, are included in Deferred credits and other liabilities. These investment tax credits are amortized over the lives of the related investments. The Company has no tax credit carryforwards at December 31, 2004.

5. Transactions with Vectren Affiliates

ProLiance Energy, LLC
ProLiance Energy, LLC (ProLiance), a nonregulated energy marketing affiliate of Vectren and Citizens Gas and Coke Utility (Citizens Gas), provides natural gas and related services to Indiana Gas, SIGECO, the Ohio operations, Citizens Gas and others. ProLiance's primary business is optimizing the gas portfolios of utilities and providing services to large end use customers.

Transactions with ProLiance
Purchases from ProLiance for resale and for injections into storage for the years ended December 31, 2004, and 2003, totaled $479.5 million and $451.8 million, respectively. Amounts owed to ProLiance at December 31, 2004, and 2003, for those purchases were $61.8 million and $50.7 million, respectively, and are included in Accounts payable to affiliated companies in the Balance Sheets. Amounts charged by ProLiance for gas supply services are established by supply agreements with each utility.

Other Affiliate Transactions
Vectren has ownership interests in other affiliated companies accounted for using the equity method of accounting that perform underground construction and repair, facilities locating, and meter reading services to the Company. For the years ended December 31, 2004, and 2003, fees for these services and construction-related expenditures paid by the Company to Vectren affiliates totaled $20.9 million and $25.4 million, respectively. Amounts charged by these affiliates are market based. Amounts owed to unconsolidated affiliates other than ProLiance totaled $0.8 million and $0.3 million at December 31, 2004, and 2003, respectively, and are included in Accounts payable to affiliated companies in the Balance Sheets.

6. Borrowing Arrangements & Other Financing Transactions

Long-Term Debt
Senior unsecured obligations outstanding and classified as long-term follow:

                                                            At December 31,
--------------------------------------------------------------------------------
 (In thousands)                                            2004       2003
--------------------------------------------------------------------------------
    Fixed Rate Senior Unsecured Notes Payable to VUHI:
     2011, 6.625%                                       $  98,953   $ 98,953
     2018, 5.75%                                           37,140     37,140
     2031, 7.25%                                           48,355     48,355
--------------------------------------------------------------------------------
     Total long-term debt payable to VUHI               $ 184,448  $ 184,448
================================================================================

    Fixed Rate Senior Unsecured Notes Payable to Third Parties:
     2004, Series F, 6.36%                              $       -   $ 15,000
     2007, Series E, 6.54%                                  6,500      6,500
     2013, Series E, 6.69%                                  5,000      5,000
     2015, Series E, 7.15%                                  5,000      5,000
     2015, Insured Quarterly, 7.15%                             -     20,000
     2015, Series E, 6.69%                                  5,000      5,000
     2015, Series E, 6.69%                                 10,000     10,000
     2025, Series E, 6.53%                                 10,000     10,000
     2027, Series E, 6.42%                                  5,000      5,000
     2027, Series E, 6.68%                                  1,000      3,500
     2027, Series F, 6.34%                                 20,000     20,000
     2028, Series F, 6.36%                                 10,000     10,000
     2028, Series F, 6.55%                                 20,000     20,000
     2029, Series G, 7.08%                                 30,000     30,000
     2030, Insured Quarterly, 7.45%                        49,917     49,917
--------------------------------------------------------------------------------
Total long-term debt outstanding payable to third
   parties                                                177,417    214,917
    Current maturities                                          -    (15,000)
    Debt subject to tender                                (10,000)    (3,500)
--------------------------------------------------------------------------------
     Long-term debt payable to third parties - net of
      current maturities & debt subject to tender       $ 167,417  $ 196,417
================================================================================

Issuances Payable to VUHI in 2003
In 2003, the Company issued $37.1 million of long-term debt payable to VUHI. The note has terms identical to the terms of notes issued by VUHI in July 2003 through a public offering. Those notes have an interest rate of 5.75% priced at 99.177% to yield 5.80% to maturity and are due August 2018. They have no sinking fund requirements, and interest payments are due semi-annually. The notes may be called by VUHI, in whole or in part, at any time for an amount equal to accrued and unpaid interest, plus the greater of 100% of the principal amount or the sum of the present values of the remaining payments of principal and interest, discounted to the redemption date on a semi-annual basis at the Treasury Rate, as defined in VUHI's indenture, plus 25 basis points. At present, VUHI has no intent to call the notes; therefore the notes are classified as long term on the accompanying Balance Sheets.

Debt Call
During 2004, the Company called $20.0 million of insured quarterly senior unsecured notes. The notes, originally due in 2015, were called at par.

During 2003, the Company called two senior unsecured notes. The first note had a remaining principal amount of $21.3 million, an interest rate of 9.375%, was originally due in 2021, and was redeemed at 105.525% of the stated principal amount. The second note had a principal amount of $13.5 million, an interest rate of 6.75%, was originally due in 2028, and was redeemed at the principal amount. Pursuant to regulatory authority, the premiums paid to retire the net carrying value of these notes totaling $1.1 million were deferred as a regulatory asset. The proceeds to fund the early redemption were received from VUHI in the form of new long-term debt discussed above and $125 million in additional equity. To generate the initial proceeds to fund these transactions, in July 2003, VUHI completed a public offering of long-term debt netting proceeds of approximately $203 million, and Vectren completed a public offering of common stock in August 2003 netting proceeds of approximately $163 million.

Other Debt Payments
Other Company debt totaling $17.5 million in 2003 was retired pursuant to normal terms.

Long-Term Debt Sinking Fund Requirements & Maturities
Maturities and sinking fund requirements on long-term debt during the five years following 2004 (in millions) are zero in 2005, zero in 2006, $6.5 in 2007, zero in 2008 and zero in 2009.

Long-Term Debt Put & Call Provisions
Certain long-term debt issues contain put and call provisions that can be exercised on various dates before maturity. The put or call provisions are not triggered by specific events, but are based upon dates stated in the note agreements. Debt which may be put to the Company during the years following 2004 (in millions) is $10.0 in 2005, zero in 2006, $20.0 in 2007, zero in 2008, and
$40.0 thereafter. Debt that may be put to the Company within one year is classified as Long-term debt subject to tender in current liabilities.

Short-Term Borrowings
As of December 31, 2004, the Company has no short-term borrowing arrangements with third parties and relies entirely on the short-term borrowing arrangements of VUHI for short-term working capital needs. Borrowings outstanding at December 31, 2004, and 2003, were $109.2 million and $64.0 million, respectively. The intercompany credit line totals $325 million, but is limited to VUHI's available capacity ($42 million of additional capacity at December 31, 2004) and is subject to the same terms and conditions as VUHI's commercial paper program. Short-term borrowings bear interest at VUHI's weighted average daily cost of short-term funds.
See the table below for interest rates and outstanding balances.

                                                       Year ended December 31,
--------------------------------------------------------------------------------
(In thousands)                                          2004              2003
--------------------------------------------------------------------------------
Weighted average total outstanding during
  the year due from VUHI (in thousands)              $ 31,151          $ 97,178
Weighted average interest rates during the year:
       VUHI                                              1.86%             1.35%


Covenants
Borrowing arrangements contain customary default provisions; restrictions on liens, sale leaseback transactions, mergers or consolidations, and sales of assets; and restrictions on leverage and interest coverage, among other restrictions. As of December 31, 2004, the Company was in compliance with all financial covenants.

7. Commitments & Contingencies

Commitments
Firm purchase commitments for commodities total $9.6 million in 2005.

Legal Proceedings
The Company is party to various legal proceedings arising in the normal course of business. In the opinion of management, there are no legal proceedings pending against the Company that are likely to have a material adverse effect on its financial position or results of operations. See Note 8 regarding environmental matters.

8. Environmental Matters

In the past, Indiana Gas and others operated facilities for the manufacture of gas. Given the availability of natural gas transported by pipelines, these facilities have not been operated for many years. Under currently applicable environmental laws and regulations, Indiana Gas and others may now be required to take remedial action if certain byproducts are found above the regulatory thresholds at these sites.

Indiana Gas has identified the existence, location, and certain general characteristics of 26 gas manufacturing and storage sites for which it may have some remedial responsibility. Indiana Gas has completed a remedial investigation/feasibility study (RI/FS) at one of the sites under an agreed order between Indiana Gas and the IDEM, and a Record of Decision was issued by the IDEM in January 2000. Although Indiana Gas has not begun an RI/FS at additional sites, Indiana Gas has submitted several of the sites to the IDEM's Voluntary Remediation Program (VRP) and is currently conducting some level of remedial activities, including groundwater monitoring at certain sites, where deemed appropriate, and will continue remedial activities at the sites as appropriate and necessary.

In conjunction with data compiled by environmental consultants, Indiana Gas has accrued the estimated costs for further investigation, remediation, groundwater monitoring, and related costs for the sites. While the total costs that may be incurred in connection with addressing these sites cannot be determined at this time, Indiana Gas has recorded costs that it reasonably expects to incur totaling approximately $20.4 million.

The estimated accrued costs are limited to Indiana Gas' proportionate share of the remediation efforts. Indiana Gas has arrangements in place for 19 of the 26 sites with other potentially responsible parties (PRP), which serve to limit Indiana Gas' share of response costs at these 19 sites to between 20% and 50%.

With respect to insurance coverage, Indiana Gas has received and recorded settlements from all known insurance carriers in an aggregate amount approximating $20.4 million.

Environmental matters related to manufactured gas plants have had no material impact on earnings since costs recorded to date approximate PRP and insurance settlement recoveries. While Indiana Gas has recorded all costs which it presently expects to incur in connection with activities at these sites, it is possible that future events may require some level of additional remedial activities which are not presently foreseen.

9. Rate & Regulatory Matters

Gas Base Rate Settlement
On November 30, 2004, the IURC approved a $24 million base rate increase for Indiana Gas' gas distribution business. The new rate design includes a larger service charge, which is intended to address to some extent earnings volatility related to weather. The base rate change in Indiana Gas' service territory was implemented on December 1, 2004, resulting in additional 2004 revenues of $2.2 million.

The order also permits Indiana Gas to recover the on-going costs to comply with the Pipeline Safety Improvement Act of 2002. The Pipeline Safety Improvement Tracker provides for the recovery of incremental non-capital dollars, capped at $750,000 the first year and $2.5 million per year thereafter. Any costs incurred in excess of these annual caps are to be deferred for future recovery.

10. Derivatives & Other Financial Instruments

Accounting Policy for Derivatives
The Company executes derivative contracts in the normal course of operations while buying and selling commodities to be used in operations and managing risk.

When an energy contract that is a derivative is designated and documented as a normal purchase or normal sale, it is exempted from mark-to-market accounting. Otherwise, energy contracts and financial contracts that are derivatives are recorded at market value as current or non-current assets or liabilities depending on their value and on when the contracts are expected to be settled. The offset resulting from carrying the derivative at fair value on the balance sheet is charged to earnings unless it qualifies as a hedge or is subject to SFAS 71. When hedge accounting is appropriate, the Company assesses and documents hedging relationships between the derivative contract and underlying risks as well as its risk management objectives and anticipated effectiveness. When the hedging relationship is highly effective, derivatives are designated as hedges. The market value of the effective portion of the hedge is marked to market in accumulated other comprehensive income for cash flow hedges or as an adjustment to the underlying's basis for fair value hedges. The ineffective portion of hedging arrangements is marked-to-market through earnings. The offset to contracts affected by SFAS 71 are marked-to-market as a regulatory asset or liability. Market value for all derivative contracts is determined using quoted market prices from independent sources. Following is a more detailed discussion of the Company's use of mark-to-market accounting related to natural gas procurement.

The Company's operations have limited exposure to commodity price risk for purchases and sales of natural gas for retail customers due to current Indiana regulations which, subject to compliance with those regulations, allow for recovery of such purchases through natural gas cost adjustment mechanisms. Although the Company's operations are exposed to limited commodity price risk, volatile natural gas prices can result in higher working capital requirements, increased expenses including unrecoverable interest costs, uncollectible accounts expense, and unaccounted for gas, and some level of price- sensitive reduction in volumes sold. The Company mitigates these risks by executing derivative contracts that manage the price of forecasted natural gas purchases. These contracts are subject to regulation which allows for reasonable and prudent hedging costs to be recovered through rates. When regulation is involved, SFAS 71 controls when the offset to mark-to-market accounting is recognized in earnings. The market value of natural gas procurement derivative contracts at December 31, 2004 was not significant.

Fair Value of Other Financial Instruments
The carrying values and estimated fair values of the Company's other financial instruments follow:

                                                                 At December 31,
---------------------------------------------------------------------------------------------------
                                          2004                                   2003
                                     ---------------------------     ------------------------------

 (In thousands)                       Carrying        Est. Fair        Carrying          Est. Fair
                                      Amount          Value            Amount            Value
------------------------------------ ----------------------------    ------------------------------
   Long-term debt due to third parties   $ 177,417      $ 184,300        $ 214,917        $227,290
   Long-term debt due to VUHI              184,448        202,406          184,448         200,823
   Short-term debt due to VUHI             109,211        109,211           63,974          63,974
----------------------------------------------------------------------------------------------------


Certain methods and assumptions must be used to estimate the fair value of financial instruments. The fair value of the Company's other financial instruments was estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for instruments with similar characteristics. Because of the maturity dates and variable interest rates of short-term borrowings, its carrying amount approximates its fair value.

Under current regulatory treatment, call premiums on reacquisition of long-term debt are generally recovered in customer rates over the life of the refunding issue or over a 15-year period. Accordingly, any reacquisition would not be expected to have a material effect on the Company's financial position or results of operations.

11. Additional Operational & Balance Sheet
    Information

Other - net in the Statements of Income consists of the following:

                                                Year Ended December 31,
--------------------------------------------------------------------------------
 (In thousands)                                    2004              2003
--------------------------------------------------------------------------------
AFUDC                                            $  355               $  125
Other income                                        381                  696
Interest income                                     197                    -
Other expense                                    (1,765)              (1,549)
--------------------------------------------------------------------------------
      Total other - net                          $ (832)              $ (728)
================================================================================

Prepayments and other current assets in the Balance Sheets consist of the following:

                                                       At December 31,
--------------------------------------------------------------------------------
 (In thousands)                                    2004              2003
--------------------------------------------------------------------------------
Prepaid gas delivery service                   $ 58,490          $ 45,820
Prepaid taxes                                     7,069            22,974
Other prepayments & current assets                  883             1,363
--------------------------------------------------------------------------------
    Total prepayments & other current assets   $ 66,442          $ 70,157
================================================================================

Accrued liabilities in the Balance Sheets consist of the following:

                                                       At December 31,
--------------------------------------------------------------------------------
 (In thousands)                                    2004              2003
--------------------------------------------------------------------------------
Accrued taxes                                   $11,125           $10,443
Refunds to customers & customer deposits         13,618            10,362
Accrued interest                                  2,937             4,293
Deferred income taxes                             2,729             3,118
Other                                            17,663             8,314
--------------------------------------------------------------------------------
      Total accrued liabilities                $ 48,072          $ 36,530
================================================================================


12. Impact of Recently Issued Accounting Guidance

FIN 46/46-R (Revised in December 2003)
In January 2003, the FASB issued Interpretation 46, "Consolidation of Variable Interest Entities" (FIN 46). FIN 46 addresses consolidation by business enterprises of variable interest entities (VIE) and significantly changes the consolidation requirements for those entities. FIN 46 is intended to achieve more consistent application of consolidation policies related to VIE's and thus improves comparability between enterprises engaged in similar activities when those activities are conducted through VIE's. In December 2003, the FASB completed its deliberations of proposed modifications to FIN 46 and decided to codify both the proposed modifications and other decisions previously issued through certain FASB Staff Positions into one document that was issued as a revision to the original Interpretation (FIN 46R). FIN 46R currently applies to VIE's created after January 31, 2003, and to VIE's in which an enterprise obtains an interest after that date. For entities created prior to January 31, 2003, FIN 46R is to be adopted no later than the end of the first interim or annual reporting period ending after March 15, 2004. The Company has neither created nor obtained an interest in a VIE since January 31, 2003. Adoption of FIN 46R did not have a material impact on the Company's results of operations or financial position.

13. Quarterly Financial Data (Unaudited)

Information in any one quarterly period is not indicative of annual results due to the seasonal variations common to the Company's utility operations. Summarized quarterly financial data for 2004 and 2003 follows:

--------------------------------------------------------------------------------
(In thousands)                    Q1            Q2           Q3            Q4
--------------------------------------------------------------------------------

2004
     Results of Operations:
     Operating revenues         298,666       $98,607     $ 71,059     $ 217,771
     Gas operating margin        83,892        36,182       27,786        63,791
     Operating income (loss)     29,426         2,665       (3,025)       18,348
     Net income (loss)           27,043        (5,113)     (11,074)       13,580

2003
     Results of Operations:
     Operating revenues       $ 295,380     $ 104,846     $ 73,606     $ 194,382
     Gas operating margin        86,396        40,312       27,698        63,134
     Operating income (loss)     32,631         6,175       (2,125)       18,842
     Net income (loss)           30,172        (3,134)     (11,136)       15,629

The following discussion and analysis should be read in conjunction with the financial statements and notes thereto and the annual reports filed on Forms 10-K of both Vectren and VUHI.

                   Executive Summary of Results of Operations

Indiana Gas generates revenue primarily from the delivery of natural gas service to its customers. The primary source of cash flow results from the collection of customer bills and the payment for goods and services procured for the delivery of gas services. Results are impacted by weather patterns in its service territory and general economic conditions both in its service territory as well as nationally.

In 2004, Earnings were $24.4 million as compared to $31.5 million in 2003. The $7.1 million decrease in earnings is due primarily to weather which decreased earnings an estimated $4.3 million after tax, and increased operating expenses.

During 2004, the Company initiated a base rate case for gas service territory. An order was received in December 2004, and on an annual basis, will increase margins an estimated $24.0 million. During 2004 the rate increase provided additional margin of $2.2 million. The order also allows for the recovery of pipeline integrity management costs capped at $2.5 million beginning in 2006, with any costs greater than those amounts deferred for future recovery.

                            Significant Fluctuations

Gas Operating Margin

Margin generated from the sale of natural gas to residential and commercial customers is seasonal and impacted by weather patterns in the Company's service territory. Margin generated from sales to large customers (generally industrial and other contract customers) is impacted primarily by overall economic conditions. Margin is also impacted by the collection of state mandated taxes, which fluctuate with gas costs, and is also impacted by some level of price sensitivity in volumes sold. Following is a discussion and analysis of margin generated from regulated utility operations.


--------------------------------------------------------------------------------
                                                       For the year
                                                      Ended December 31,
                                                    ----------------------------
(In thousands)                                         2004              2003
--------------------------------------------------------------------------------
   Residential & commercial                          $ 183,382         $ 186,649
   Contract                                             26,916            26,379
   Other                                                 1,353             4,512
--------------------------------------------------------------------------------
      Total gas utility margin                       $ 211,651         $ 217,540
================================================================================
Volumes in MDth:
     Sold to residential & commercial customers         63,755            68,316
     Sold & transported to contract customers           50,899            51,290
--------------------------------------------------------------------------------
         Total throughput                              114,654           119,606
================================================================================


Gas utility margins were $211.7 million for the year ended December 31, 2004. This represents a decrease in gas utility margin of $5.9 million compared to 2003. Heating weather for the year ended December 31, 2004, was 8% warmer than normal and 8% warmer than the prior year. The estimated unfavorable impact on gas utility margin caused by weather was approximately $7.2 million compared to 2003. Indiana base rate increases added $2.2 million compared to the prior year. Also offsetting the effects of weather were increased late and reconnect fees, and customer growth. Gas sold and transported volumes were 4% less in 2004, compared to the prior year. The decreased throughput was primarily attributable to weather. The average cost per dekatherm of gas purchased was $7.10 in 2004 and $6.53 in 2003.

Operating Expenses

Other Operating

Other operating expenses increased $4.0 million for the year ended December 31, 2004, as compared to 2003. The increase is primarily attributable to increased charges for use of corporate assets, which increased $3.3 million. The remaining year over year increase was primarily attributable to increased labor and benefit costs.

Depreciation & Amortization

For the year ended December 31, 2004, depreciation expense increased $1.8 million compared to 2003. The increase resulted primarily from normal additions to utility plant.

Income Taxes

For the year ended December 31, 2004, income taxes were $5.1 million lower than 2003 primarily due to decreased earnings before taxes and equity in earnings from the Ohio operations.

Taxes Other Than Income Taxes

Taxes other than income taxes increased $1.6 million in 2004 compared to 2003. Almost all of the 2004 increase corresponds with increased collections of utility receipts taxes due to higher revenues.

Other Income

Equity in Earnings of the Ohio Operations

Equity in earnings of the Ohio operations represents Indiana Gas' 47% interest in the Ohio operations' net income. The financing costs associated with VEDO's 53% ownership interest are not included in the Ohio operations' equity in earnings. Earnings in 2004 have increased over 2003 primarily due to lower depreciation in 2004 compared to 2003 due to a true-up of depreciation rates to existing regulatory orders and decreased operating expenses in 2004 due to the effects of regulatory orders associated with Ohio choice programs and uncollectible accounts expense. The Ohio operations' net income was $15.3 million in 2004 and $12.4 million in 2003. Indiana Gas' share of those earnings was $7.2 million and 5.8 million, respectively. Interest costs arising from financing arrangements utilized for the purchase of the Ohio operations are not reflected in the above-summarized financial information. Had the financing arrangements of Indiana Gas and VEDO used to facilitate the purchase of the Ohio operations been pushed down, the net income would have been $6.0 million and $2.9 million for the years ended December 31, 2004 and 2003, respectively.

    SELECTED GAS OPERATING STATISTICS:

--------------------------------------------------------------------------------
                                                        For the Year Ended
                                                                    December 31,
                                                 -------------------------------
                                                        2004              2003
--------------------------------------------------------------------------------

OPERATING REVENUES (In thousands):

      Residential                                   $ 462,507          $ 452,042
      Commercial & Contract                           216,942            210,047
      Misc Revenue                                      6,654              6,125
                                                    ----------------------------
                                                    $ 686,103          $ 668,214
                                                    ============================

MARGIN (In thousands):

      Residential                                   $ 141,875          $ 144,945
      Commercial & Contract                            68,423             68,081
      Misc Revenue                                      1,353              4,514
                                                    ----------------------------
                                                    $ 211,651          $ 217,540
                                                    ============================

GAS SOLD & TRANSPORTED (In MDth):

      Residential                                      44,661             48,146
      Commercial & Contract                            69,993             71,460
                                                    ----------------------------
                                                      114,654            119,606
                                                    ============================

YEAR END CUSTOMERS:

      Residential                                     506,713            498,340
      Commercial & Contract                            49,256             48,574
                                                    ----------------------------
                                                      555,969            546,914
                                                    ============================

WEATHER AS A % OF NORMAL:
   Heating Degree Days                                    92%               100%